Exhibit 99.1

News Release	BUCKEYE GP HOLDINGS L.P.
Five TEK Park
NYSE: BGH	9999 Hamilton Blvd.
Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	08-03
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE GP HOLDINGS L.P. REPORTS SECOND QUARTER 2008 RESULTS AND INCREASES QUARTERLY DISTRIBUTION

Breinigsville, PA – July 29, 2008. . . Buckeye GP Holdings L.P. (NYSE: BGH) (“BGH”) today reported its financial results for the second quarter of 2008.  BGH’s net income for the second quarter of 2008 was $5.3 million, or $0.19 per common unit, compared with net income of $4.1 million, or $0.15 per common unit, for the second quarter of 2007.  Revenue in the second quarter of 2008 increased to $492.5 million from revenue of $125.0 million in the second quarter of 2007.  Operating income increased in the second quarter of 2008 to $57.0 million from $44.2 million in the second quarter of 2007.

BGH owns the general partner interest and incentive distribution rights associated with Buckeye Partners, L.P. (NYSE: BPL) (“BPL”) and reports its financial results on a consolidated basis with the financial results of BPL.  BGH currently has no operating activities separate from those conducted by BPL, and its cash flow is derived solely from cash distributions received from BPL and BPL’s operating subsidiaries.

The Board of Directors of MainLine Management LLC, the general partner of BGH, declared a regular quarterly cash distribution of $0.31 per common unit, or $1.24 per common unit on an annual basis, payable August 29, 2008 to unitholders of record on August 8, 2008.  This cash distribution represents an increase in the quarterly cash distribution of 3.3 percent compared to the quarterly cash distribution of $0.30 paid in May 2008 and an increase of 24.0 percent compared to the quarterly cash distribution of $0.25 paid in August 2007.

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BGH will host a conference call to discuss the second quarter on Wednesday, July 30, 2008, at 11:00 a.m. Eastern Time.  Investors are invited to listen to the conference call via the Internet, on either a live or replay basis at: http://www.videonewswire.com/event.asp?id=49786.  Interested parties may participate in the call by joining the conference at (719) 325-4800 and referencing conference ID 4159877.  An audio replay of the conference call also will be available through August 3, 2008 by dialing (719) 457-0820 Code: 4159877.

Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings L.P. also owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

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This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should”, and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of Buckeye GP Holdings L.P.  Among them are (1) our expected receipt of distributions and incentive distributions from Buckeye Partners, L.P. (“Buckeye”); (2) conflicts of interest between Buckeye, its general partner and us, and (3) changes in laws or regulations to which we or Buckeye are subject, including those that permit the treatment of Buckeye and us as partnerships for federal income tax purposes.  Additionally, Buckeye’s ability to generate cash sufficient to make distributions to us is subject to the following factors:  (1) terrorism, adverse weather conditions, environmental releases and natural disasters; (2) changes in the marketplace for Buckeye’s products or services, such as increased competition, better energy efficiency or general reductions in demand; (3) adverse regional or national economic conditions or adverse capital market conditions; (4) shutdowns or interruptions at the source points for the products Buckeye transports, stores, or sells; (5) unanticipated capital expenditures in connection with the construction, repair, or replacement of Buckeye’s assets; and (6) volatility in the price of refined petroleum products and the value of natural gas storage services. You should read our Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE GP HOLDINGS L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Product sales	$346,436	$1,035	$587,482	$5,950
Transportation and other	146,112	123,916	285,342	243,945
Total revenue	492,548	124,951	872,824	249,895

Costs and expenses:
Cost of product sold	341,591	1,032	578,203	5,876
Operating expenses	69,991	62,577	136,282	118,032
Depreciation and amortization	12,342	10,001	23,725	19,708
General and administrative	11,638	7,127	21,534	13,431
Total costs and expenses	435,562	80,737	759,744	157,047

Operating income	56,986	44,214	113,080	92,848

Other income (expenses):
Investment income	237	334	851	634
Interest and debt expense	(18,270)	(13,104)	(36,448)	(26,980)
Total other income (expenses)	(18,033)	(12,770)	(35,597)	(26,346)

Income before equity income and non-controlling interest	38,953	31,444	77,483	66,502
Equity income	1,344	2,258	3,399	4,044
Non-controlling interest expense	(34,980)	(29,571)	(69,716)	(60,476)

Net income	$5,317	$4,131	$11,166	$10,070

Net income per partnership unit

Basic	$0.19	$0.15	$0.39	$0.36
Diluted	$0.19	$0.15	$0.39	$0.36

Weighted average number of units outstanding:
Basic	28,300	28,073	28,300	27,983
Diluted	28,300	28,300	28,300	28,300

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